Exhibit 5.2

[Bryan Cave Leighton Paisner LLP Letterhead]

April 2, 2018

Board of Directors

Centene Corporation

7700 Forsyth Blvd.

St. Louis, MO 63105

Re: Centene Corporation

Ladies and Gentlemen:

We have acted as special counsel to Centene Corporation (the “Company”) in connection with the Company’s filing on April 2, 2018 of a prospectus supplement (the “Prospectus Supplement”) to the Registration Statement on Form S-3 (File No. 333-217636)(the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the resale of up to 1,727,027 shares (the “Shares”) of the Company’s common stock, par value $.001 per share, to be offered by the selling stockholders set forth in the Prospectus Supplement, pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. The Shares were issued to the selling stockholders in accordance with the Merger Agreement and Plan of Reorganization, dated as of February 26, 2018 by and among RGA International Corporation, an exempted company incorporated with limited liability under the laws of the Cayman Islands, Fortis Advisors LLC, as the Shareholder Representative, the Founders of RGA International Corporation, the Company, Ion Merger Sub, Inc., a Delaware corporation and Interpreta Holdings, Inc., a Delaware corporation (the “Agreement”). In connection herewith, we have examined:

(1)	the Certificate of Incorporation, as amended, of the Company;

(2)	the By-laws of the Company;

(3)	the Agreement;

(4)	the Registration Statement; and

(5)	the Prospectus Supplement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Prospectus Supplement, the Registration Statement and the Agreement and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Prospectus Supplement with the Commission. We do not render any opinions except as set forth above.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the resale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

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